Exhibit (c)(4)

Project Sakura DISCUSSION MATERIALS Note: This English language version is a translation of a Chinese language version that was presented to the Special Committee. NOVEMBER 1 1 , 2 0 1 6 | CONFIDENT IAL

Confidential – Preliminary Draft – Subject to Further Review

Financial Projections – Changes Summary

(dollars in millions)	Current				Previous				Difference ($)				Difference (%)			
	FY2017	FY2018	FY2019	FY2020	FY2017	FY2018	FY2019	FY2020	FY2017	FY2018	FY2019	FY2020	FY2017	FY2018	FY2019	FY2020
Food Segment (Existing Products)	$359.2	$420.3	$431.4	$480.4	$360.3	$420.8	$433.7	$495.5	($1.1)	($0.6)	($2.3)	($15.1)	(0.3%)	(0.1%)	(0.5%)	(3.0%)
Food Segment (New Products)[1]	22.5	148.5	311.0	394.5	49.4	159.6	329.6	424.6	(26.9)	(11.2)	(18.6)	(30.1)	(54.5%)	(7.0%)	(5.6%)	(7.1%)
Nutritional Supplement and Others (Existing Products)	22.2	33.3	36.6	38.5	19.4	29.1	32.0	33.6	2.8	4.2	4.6	4.8	14.3%	14.3%	14.3%	14.3%
Nutritional Supplement and Others (New Products)[2]	27.6	74.5	82.1	84.0	27.5	74.5	82.1	84.1	0.2	(0.0)	(0.0)	(0.1)	0.6%	(0.0%)	(0.0%)	(0.2%)
Net Sales	**$431.5**	**$676.5**	**$861.1**	**$997.4**	**$456.6**	**$684.1**	**$877.5**	**$1,037.9**	**($25.1)**	**($7.6)**	**($16.4)**	**($40.5)**	**(5.5%)**	**(1.1%)**	**(1.9%)**	**(3.9%)**
Growth %	*18.2%*	*56.8%*	*27.3%*	*15.8%*	*25.1%*	*49.8%*	*28.3%*	*18.3%*								
Cost of Sales	(264.4)	(468.1)	(633.9)	(732.6)	(282.2)	(471.1)	(643.8)	(757.7)	17.7	3.1	9.9	25.0	(6.3%)	(0.7%)	(1.5%)	(3.3%)
Gross Profit	$167.1	$208.5	$227.2	$264.7	$174.4	$213.0	$233.7	$280.3	($7.3)	($4.5)	($6.5)	($15.5)	(4.2%)	(2.1%)	(2.8%)	(5.5%)
Margin %	*38.7%*	*30.8%*	*26.4%*	*26.5%*	*38.2%*	*31.1%*	*26.6%*	*27.0%*								
Selling and Marketing Expenses	(101.1)	(125.6)	(130.7)	(137.8)	(101.4)	(125.9)	(131.6)	(148.0)	0.3	0.3	0.9	10.2	(0.3%)	(0.2%)	(0.7%)	(6.9%)
General and Administrative Expenses	(31.0)	(33.6)	(33.5)	(35.0)	(31.1)	(33.6)	(33.7)	(36.1)	0.1	0.0	0.2	1.1	(0.3%)	(0.1%)	(0.5%)	(2.9%)
Depreciation & Amortization	15.3	26.0	26.0	26.0	22.5	25.0	25.0	25.0	(7.2)	1.0	1.0	1.0	(31.8%)	4.0%	4.0%	4.0%
EBITDA	**$50.3**	**$75.3**	**$89.0**	**$117.9**	**$64.4**	**$78.4**	**$93.4**	**$121.1**	**($14.1)**	**($3.2)**	**($4.4)**	**($3.2)**	**(21.9%)**	**(4.0%)**	**(4.7%)**	**(2.7%)**
Margin %	*11.6%*	*11.1%*	*10.3%*	*11.8%*	*14.1%*	*11.5%*	*10.6%*	*11.7%*								
Growth %	*-22.5%*	*49.7%*	*18.2%*	*32.5%*	*-0.7%*	*21.8%*	*19.1%*	*29.7%*								
Depreciation & Amortization	(15.3)	(26.0)	(26.0)	(26.0)	(22.5)	(25.0)	(25.0)	(25.0)	7.2	(1.0)	(1.0)	(1.0)	(31.8%)	4.0%	4.0%	4.0%
EBIT	**$34.9**	**$49.3**	**$63.0**	**$91.9**	**$41.9**	**$53.4**	**$68.4**	**$96.2**	**($7.0)**	**($4.2)**	**($5.4)**	**($4.2)**	**(16.6%)**	**(7.8%)**	**(7.9%)**	**(4.4%)**
Margin %	*8.1%*	*7.3%*	*7.3%*	*9.2%*	*9.2%*	*7.8%*	*7.8%*	*9.3%*								
USD/RMB	6.80	6.85	6.88	6.87	6.77	6.84	6.85	6.66	0.03	0.01	0.04	0.22	0.4%	0.1%	0.5%	3.2%

- On October 31, 2016, the Company management revised financial projections again to reflect Company performance through September 30, 2016, whereas the prior set of projections were prepared on August 17, 2016

Source: Company management
Notes:
1. New Products from Food Segment primarily include liquid milk products
2. New Products from Nutritional Supplement and Others include whole milk powder and high oil whey powder and other non-dairy products
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
EBIT refers to Earnings Before Interest and Taxes, excluding non-recurring purchase contract losses associated with Sodiaal

HOULIHAN LOKEY 华利安 | 2